Exhibit 99.5

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Introduction
This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of HRG should be read in conjunction with Exhibit 99.4-Item 6, “Selected Financial Data,” and our accompanying consolidated financial statements and related notes (the “Consolidated Financial Statements”) referred to in Exhibit 99.6 of this report. Certain statements we make under this Item 7 constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. See “Forward-Looking Statements” elsewhere in this report. You should consider our forward-looking statements in light of our Consolidated Financial Statements and other financial information appearing elsewhere in this report and our other filings with the Securities and Exchange Commission (the “SEC”).
HRG Overview
We are a holding company that conducts its operations principally through its operating subsidiaries. As of September 30, 2017, our principal operations were conducted through subsidiaries that offer branded consumer products and related businesses (Spectrum Brands); and insurance and reinsurance services (FGL and Front Street). In addition, as of September 30, 2017, we owned 99.5% of NZCH Corporation, a public shell company, and Salus, which was established to serve as a secured asset-based lender and is in the process of completing the wind-down of its business. From time to time, we may manage a portion of our available cash and engage in other activities through our wholly-owned subsidiaries, HGI Funding, LLC (“HGI Funding”) and HGI Energy Holdings, LLC (“HGI Energy”).
We currently present the results of our operations in two reportable segments: (i) Consumer Products, which consists of Spectrum Brands; and (ii) Corporate and Other, which includes Salus, NZCH, HGI Funding and HGI Energy. As further described below, our Insurance Operations are presented as discontinued operations.
Through Spectrum Brands, we are a diversified global branded consumer products company with positions in the following major product lines and categories: global pet supplies, home and garden control products, hardware and home improvement products and global auto care. Spectrum Brands manufactures, markets and/or distributes its products in multiple countries in the North America (“NA”), Europe, Middle East & Africa (“EMEA”), Latin America (“LATAM”) and Asia-Pacific (“APAC”) regions through a variety of trade channels, including retailers, wholesalers and distributors, original equipment manufacturers (“OEMs”), construction companies and hearing aid professionals.
Spectrum Brands’ operating performance is influenced by a number of factors including: general economic conditions; foreign exchange fluctuations; trends in consumer markets; consumer confidence and preferences; overall product line mix, including pricing and gross margin, which vary by product line and geographic region; pricing of certain raw materials and commodities; energy and fuel prices; and general competitive positioning, especially as impacted by competitors’ advertising and promotional activities and pricing strategies.
Effective December 29, 2017, Spectrum Brands’ Board of Directors approved a plan to explore strategic alternatives, including the planned sale of Spectrum Brands’ Global Batteries & Appliances (“GBA”) business. On January 15, 2018, Spectrum Brands entered into a definitive acquisition agreement with Energizer Holdings, Inc. (“Energizer”) pursuant to which Energizer has agreed to acquire from Spectrum Brands its Global Battery and Lighting (“GBL”) business for an aggregate purchase price of $2.0 billion in cash (the “GBL Purchase Price”), subject to customary purchase price adjustments. The GBL business is part of Spectrum Brands’ GBA business, which also includes shared operations and assets of the remaining components of Spectrum Brands’ Home and Personal Care (“HPC”) business. Spectrum Brands is actively marketing its HPC business with interested parties for a separate transaction(s) expected to be entered into and consummated prior to December 31, 2018. As a result, Spectrum Brands’ assets and liabilities associated with the GBA business have been classified as held for sale in the accompanying Consolidated Balance Sheets and the respective operations of the GBA business have been classified as discontinued operations in the accompanying Consolidated Statements of Operations and the Consolidated Statements of Cash Flows; and reported separately for all periods presented as the disposition represents a strategic shift that will have a major effect on Spectrum Brands’ operations and financial results. See Note 5, Divestitures, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for additional information. Management’s Discussion and Analysis of Financial Condition and Results of Operations reflects Spectrum Brands’ continuing operations.
Through its wholly-owned subsidiaries, Fidelity & Guaranty Life Insurance Company (“FGL Insurance”) and Fidelity & Guaranty Life Insurance Company of New York (“FGL NY Insurance”), FGL is a provider of various types of fixed annuities and life insurance products in the U.S.
Through its Bermuda and Cayman-based subsidiaries, Front Street Re Ltd. (“Front Street Bermuda”) and Front Street Re (Cayman) Ltd. (“Front Street Cayman”), Front Street engages in the business of life, annuity and long-term care reinsurance.
On May 24, 2017, FGL entered into an Agreement and Plan of Merger and Front Street entered into a Share Purchase Agreement, see “Discontinued Operations” section below and Note 1, Basis of Presentation and Nature of Operations, to our Consolidated

Financial Statements included in Exhibit 99.6 of this report for additional information. As a result, our ownership interest in our Insurance Operations has been classified as held for sale in the accompanying Consolidated Balance Sheets and as discontinued operations in the accompanying Consolidated Statements of Operations and the Consolidated Statements of Cash Flows and reported separately for all periods presented. See Note 5, Divestitures, to our Consolidated Financial Statements included in Exhibit 99.6 for additional information.
During the fourth quarter of Fiscal 2016, HGI Energy completed the sale of its equity interests in Compass to a third party (the “Compass Sale”). Following the completion of the Compass Sale, the Company no longer owns, directly or indirectly, any oil and gas properties and, accordingly, the results of Compass are presented as discontinued operations in the accompanying Consolidated Statements of Operations. See Note 5, Divestitures, to our Consolidated Financial Statements included in included in Exhibit 99.6 for additional information.

Highlights for Fiscal 2017:
Significant Transactions and Activity
Consumer Products Segment

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On June 1, 2017, Spectrum Brands completed the acquisition of PetMatrix, a manufacturer and marketer of rawhide-free dog chews consisting primarily of the DreamBone® and SmartBones® brands. The results of PetMatrix’s operations since June 1, 2017 are included in the Company’s Consolidated Statements of Operations and reported within the Consumer Products segment for Fiscal 2017.

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On May 12, 2017, Spectrum Brands entered into an asset purchase agreement for the acquisition of assets consisting of the GloFish branded operations, including transfer of the GloFish® brand, related intellectual property and operating agreements. The GloFish operations consist of the development and licensing of fluorescent fish for sale through retail and online channels. The results of GloFish’s operations since May 12, 2017 are included in the Company’s Consolidated Statements of Operations and reported within the Consumer Products segment for Fiscal 2017.

•	On May 18, 2017, Spectrum Brands completed the purchase of the remaining 44.0% non-controlling interest of Shaser, Inc. (“Shaser”) for $12.6 million.

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On June 10, 2017, Spectrum Brands initiated a voluntary safety recall of various rawhide chew products for dogs sold by our Consumer Products segment due to possible chemical contamination. Spectrum Brands recognized a loss of $35.8 million for Fiscal 2017 associated with the recall, which comprised of inventory write-offs of $15.0 million, customer losses of $7.1 million and $13.7 million of incremental costs to dispose of product and operational expenses due to a temporary shutdown of production facilities. Spectrum Brands suspended production at facilities impacted by the product safety recall and completed a comprehensive manufacturing review and recommenced production during Fiscal 2017. See Note 21, Commitments and Contingencies, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for additional information.

•
During Fiscal 2017, Spectrum Brands entered into the following four amendments to the credit agreement governing its term loans (“Credit Agreement”): (i) reduced the interest rate margins applicable to the U.S. dollar denominated term loan facility (the “USD Term Loan”) to adjusted International Exchange London Interbank Offered Rate (“LIBOR”) subject to a 0.75% floor plus margin of 2.50% per annum, or base rate with a 1.75% floor plus margin of 1.50% per annum; (ii) expanded the overall capacity of its revolving credit facility (the “Revolver Facility”) to $700.0 million, reducing the interest rate margin to either adjusted LIBOR plus margin ranging from 1.75% to 2.25%, or base rate plus margin ranging from 0.75% to 1.25%, reducing the commitment fee to 35 bps, and extending the maturity to March 2022; (iii) reduced the interest rate margins applicable to its USD Term Loan to either adjusted LIBOR plus margin of 2.00% per annum, or base rate plus margin of 1.00% per annum; and (iv) increased its USD Term Loan by $250.0 million of incremental borrowings and removing the floor which both LIBOR and base rates were subject to.

•	On May 24, 2017, Spectrum Brands extinguished its Euro denominated term loan facility.

•
On September 20, 2016, Spectrum Brands issued €425.0 million aggregate principal amount of 4.00% unsecured notes due 2026 (the “4.00% Notes”). The proceeds from the 4.00% Notes were used to repay Spectrum Brands’ outstanding 6.375% unsecured notes due 2020 (the “6.375% Notes”) and pay fees and expenses in connection with the refinancing. Spectrum Brands repurchased $390.3 million aggregate principal amount of the 6.375% Notes through a cash tender offer on September 20, 2016, with the remaining outstanding aggregate principal amount of $129.7 million subsequently redeemed by Spectrum Brands during Fiscal 2017.

Corporate and Other

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Omar Asali, President, Chief Executive Officer (“CEO”) and a director of HRG ceased his employment with HRG and resigned from the Board of Directors of HRG and its subsidiaries effective as of April 14, 2017.

•	Joseph Steinberg, the Chairman of the Board of Directors of HRG, was appointed to the additional position of CEO effective as of April 14, 2017.

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On March 22, 2017, Ehsan Zargar, HRG’s then General Counsel and Corporate Secretary, was appointed to the additional positions of Executive Vice President and Chief Operating Officer, effective as of January 1, 2017.

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On January 13, 2017, the Company entered into a loan agreement (“2017 Loan”), pursuant to which it may borrow up to an aggregate amount of $150.0 million. The 2017 Loan bears interest at an adjusted LIBOR plus 2.35% per annum, payable quarterly and a commitment fee of 75 bps. As of September 30, 2017, the Company had drawn $50.0 million under the 2017 Loan. The maturity date of the 2017 Loan is July 13, 2018, with an option for early termination by the borrower.

•
On November 17, 2016, the Company announced that its Board of Directors had initiated a process to explore and evaluate strategic alternatives available to the Company with a view toward enhancing shareholder value. Strategic alternatives may include, but are not limited to, a merger, sale or other business combination involving the Company and/or its assets.

•	During Fiscal 2017, we continued the wind-down of the operations of Salus and as of September 30, 2017, there were no asset-based loans outstanding.
Discontinued Operations

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On April 17, 2017, FGL terminated its Agreement and Plan of Merger (as amended, the “Anbang/FGL Merger Agreement”) by and among FGL, Anbang Insurance Group Co., Ltd. and its affiliates (collectively, “Anbang”). Prior to its termination, the Anbang/FGL Merger Agreement was amended on November 3, 2016 and on February 9, 2017, each time to extend the outside termination date. As a result of the termination of the Anbang/FGL Merger Agreement, FGL had no remaining obligations thereunder and could enter into an alternative transaction.

•
On May 24, 2017, FGL entered into an Agreement and Plan of Merger (the “FGL Merger Agreement”) with CF Corporation (“CF Corp”), FGL U.S. Holdings Inc., an indirect wholly owned subsidiary of CF Corp (“CF/FGL US”) and FGL Merger Sub Inc., a direct wholly owned subsidiary of CF/FGL US, pursuant to which CF Corp has agreed to acquire FGL for $31.10 per share (the “FGL Merger”). FGL expects to be in a position to close the FGL Merger before the end of calendar year 2017, subject to receipt of approval from the Iowa Insurance Division. See Note 1, Basis of Presentation and Nature of Operations, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for additional information.

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On May 24, 2017, Front Street entered into a Share Purchase Agreement (the “Front Street Purchase Agreement”) pursuant to which, subject to the terms and conditions set forth therein, Front Street has agreed to sell (the “Front Street Sale”) to CF/FGL US all of the issued and outstanding shares of (i) Front Street Cayman and (ii) Front Street Bermuda (collectively, the “Acquired Companies”). The purchase price is $65.0 million, subject to customary adjustments for transaction expenses. The required regulatory approvals in connection with the transaction have been received and the closing of the transaction is expected to take place before the end of calendar year 2017, subject to the satisfaction of other customary closing conditions, including the consummation of the FGL Merger. See Note 1, Basis of Presentation and Nature of Operations, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for additional information.

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On May 24, 2017, HRG, FS Holdco II Ltd. (“FS Holdco”), CF Corp and CF/FGL US agreed that FS Holdco may, at its option, cause CF/FGL US and FS Holdco to make a joint election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended , with respect to the FGL Merger and the deemed share purchases of FGL’s subsidiaries (the “338 Tax Election”). The Company currently expects to exercise the 338 Tax Election. See Note 1, Basis of Presentation and Nature of Operations, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for additional information. Also see Exhibit 99.2 “Risk Factors-While, as of the date of this report, we expect to exercise the 338 Tax Election and to receive tax benefits from making such election there can be no assurance that such an election will be made or that we will receive any of the benefits from such an election.”

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Effective December 29, 2017, Spectrum Brands’ Board of Directors approved a plan to explore strategic alternatives, including the planned sale of Spectrum Brands’ GBA business. The assets and liabilities associated with the GBA business have been classified as held for sale and the respective operations have been classified as discontinued operations and reported separately for all periods presented. The exclusion of the GBA business from the results of operations from continuing operations may have a significant impact on the comparability of consolidated results of operations. See Note 5, Divestitures, to our Consolidated Financial Statements, included in Exhibit 99.6 of this report for additional information on the assets and liabilities classified as held for sale and discontinued operations.

Key financial highlights

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Net loss from continuing operations attributable to controlling interest increased $75.3 million to $121.1 million, or $0.61 per basic and diluted common share attributable to controlling interest in Fiscal 2017, compared to $45.8 million, or $0.23 per basic and diluted common share attributable to controlling interest in Fiscal 2016. The increase in net loss per share was primarily due to lower operating profit and a higher effective income tax rate, partially offset by lower interest expenses.

•	Corporate cash and investments were approximately $93.0 million at September 30, 2017.

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Our Consumer Products segment’s operating income for Fiscal 2017 decreased $89.6 million, or 21.5%, to $328.1 million from $417.7 million for Fiscal 2016. The decrease was primarily due to a $46.4 million increase in restructuring and related charges primarily attributable to restructuring initiatives in the hardware and home improvement and global auto care product lines; incremental costs of $35.8 million from the rawhide safety recall; and $13.6 million increase in impairment charges on intangible assets.

•
Our Consumer Products segment’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA” see additional discussion included in the “Non-GAAP Measurements” section below) of $639.2 million decreased slightly compared to Adjusted EBITDA of $641.4 million for Fiscal 2016. Adjusted EBITDA margin represented 21.2% of sales in both Fiscal 2017 and Fiscal 2016.

•
Our Corporate and Other segment’s operating loss for Fiscal 2017 decreased $37.1 million to an operating loss of $45.7 million from $82.8 million for the Fiscal 2016 primarily due to decreases in corporate stock-based compensation, payroll and bonus expenses, coupled with lower impairments and loan loss provision expenses on the asset-based loan portfolio and the effects of the continued run-off of the Salus portfolio, the Company’s sale of its ownership interest in CorAmerica, and the wind-down of operations of Energy & Infrastructure Capital, LLC (“EIC”).

•	During Fiscal 2017, we received cash dividends of approximately $68.5 million from our subsidiaries, including $56.3 million and $12.2 million from Spectrum Brands and FGL, respectively.

Results of Operations
Fiscal 2017 Compared to Fiscal 2016, and Fiscal 2016 Compared to Fiscal 2015
Presented below is a table that summarizes our results of operations and compares the amount of the change between the fiscal periods (in millions):

	Fiscal			Increase / (Decrease)
	2017	2016	2015	2017 compared to 2016	2016 compared to 2015
Revenues:
Consumer Products	$3,009.5	$3,029.4	$2,598.2	$(19.9)	$431.2
Corporate and Other	1.1	8.9	63.4	(7.8)	(54.5)
Total revenues	$3,010.6	$3,038.3	$2,661.6	$(27.7)	$376.7

Operating income (loss):
Consumer Products	$328.1	$417.7	$246.2	$(89.6)	$171.5
Corporate and Other and eliminations	(45.1)	(82.8)	(295.0)	37.7	212.2
Consolidated operating income (loss)	283.0	334.9	(48.8)	(51.9)	383.7
Interest expense	(309.9)	(334.5)	(321.7)	24.6	(12.8)
Gain on deconsolidation of subsidiary	—	—	38.5	—	(38.5)
Other (expense) income, net	(4.2)	8.8	15.0	(13.0)	(6.2)
(Loss) income from continuing operations before income taxes	(31.1)	9.2	(317.0)	(40.3)	326.2
Income tax expense (benefit)	38.1	(58.4)	1.3	96.5	(59.7)
Net (loss) income from continuing operations	(69.2)	67.6	(318.3)	(136.8)	385.9
Income (loss) from discontinued operations, net of tax	342.4	(101.5)	(194.1)	443.9	92.6
Net income (loss)	273.2	(33.9)	(512.4)	307.1	478.5
Less: Net income attributable to noncontrolling interest	167.2	164.9	44.4	2.3	120.5
Net income (loss) attributable to controlling interest	$106.0	$(198.8)	$(556.8)	$304.8	$358.0
Revenues. Revenues for Fiscal 2017 decreased $27.7 million, or 0.9%, to $3,010.6 million from $3,038.3 million for Fiscal 2016. The decrease was primarily due to lower net sales from our Consumer Products segment and lower revenues generated by Salus as a result of run-off of the asset-backed loan portfolio.
Revenues for Fiscal 2016 increased $376.7 million, or 14.2%, to $3,038.3 million from $2,661.6 million for Fiscal 2015. The increase was primarily due to growth from acquisitions and organic net sales from our Consumer Products segment. These increases were partially offset by negative impact of foreign exchange in the Consumer Products segment, lower sales revenue associated with FOH that was deconsolidated in Fiscal 2015, and lower investment income as a result of the decrease in the asset-based loan portfolio of Salus.
Consolidated operating income. Consolidated operating income for Fiscal 2017 decreased $51.9 million, or 15.5%, to $283.0 million from $334.9 million for Fiscal 2016. The decrease was primarily driven by lower operating profit in our Consumer Products segment as a result of lower volumes and the negative impact of foreign exchange rates, as well as Spectrum Brands’ incremental costs of $35.8 million from the rawhide safety recall and additional restructuring costs of $46.4 million. The decrease was partially offset by lower impairments and stock based compensation expense in our Corporate and Other segment.
Consolidated operating income for Fiscal 2016 increased $383.7 million, or 786.3%, to $334.9 million from a $48.8 million loss for Fiscal 2015. The increase was mainly due to increased profitability in our Consumer Products segment, lower impairments and lower selling, acquisition, operating and general expenses in the Corporate and Other segment.
Interest expense. Interest expense decreased $24.6 million to $309.9 million for Fiscal 2017 from $334.5 million for Fiscal 2016 primarily due to lower borrowing costs and incremental premium paid from debt redemption in the prior year due to the refinancing activities at our Consumer Products segment.

Interest expense increased $12.8 million to $334.5 million for Fiscal 2016 from $321.7 million for Fiscal 2015. The increase was primarily due to the refinancing activities at our Consumer Products segment previously discussed.
Gain on deconsolidation of subsidiary. FOH was deconsolidated in Fiscal 2015, which resulted in a gain of $38.5 million upon the elimination of FOH’s cumulative historical losses through April 19, 2015, the date FOHG filed for bankruptcy. Following the completion of the bankruptcy of FOHG, such entities ceased to be subsidiaries of HRG.
Other (expense) income, net. Other income decreased $13.0 million to $4.2 million other expense for Fiscal 2017 compared to $8.8 million other income for Fiscal 2016 driven by $8.0 million gain on the extinguishment of notes issued by HGI Energy recognized during Fiscal 2016.
Other income for Fiscal 2016 decreased $6.2 million to $8.8 million from $15.0 million for Fiscal 2015. The income for Fiscal 2015 was primarily due to unrealized gains on our ownership interest in HC2 Holdings Inc. (“HC2”) which was sold during the first fiscal quarter of 2016; and a gain on contingent purchase price reduction and associated interest income as a result of a settlement with OM Group (UK) Limited (“OMGUK”) during Fiscal 2015 of a purchase price adjustment in connection with HRG’s acquisition of FGL’s subsidiaries; partially offset by foreign exchange losses on asset-based loans denominated in Canadian Dollars for which Salus bears the foreign exchange exposure.
Income Taxes. Our tax rates are affected by many factors, including our mix of worldwide earnings related to operations in various taxing jurisdictions, changes in tax legislation and the character of our income.
For Fiscal 2017, our effective tax rate of (122.5)% differed from the expected U.S. statutory tax rate of 35.0% and was primarily impacted by U.S. pretax losses in the U.S. where the tax benefits were not more-likely-than-not to be realized, resulting in the recording of valuation allowance. Partially offsetting this increase in effective tax rate were the effects of income earned by Spectrum Brands outside of the U.S. that is subject to statutory rates lower than 35.0%. In addition, Spectrum Brands recognized a $6.6 million tax benefit for the recognition of additional federal and state tax credits.
For Fiscal 2016, our effective tax rate of (634.8)% differed from the expected U.S. statutory tax rate and was primarily impacted by the release of domestic valuation allowance of $111.1 million by Spectrum Brands resulting from the expected utilization of a portion of Spectrum Brands’ U.S. net operating loss carryforwards that were previously recorded with valuation allowance, partially offset by an increase in valuation allowance needed for current year losses from the Corporate and Other segment in the U.S. that are not more-likely-than-not to be realized.
For Fiscal 2015, our effective tax rate of (0.4)% differed from the expected U.S. statutory tax rate and was impacted by pretax losses including significant impairment and bad debt expense in our Corporate and Other segment in the U.S., and certain pretax losses from foreign jurisdictions for which the Company concluded that the tax benefits are not more-likely-than-not to be realized, resulting in the recording of valuation allowances. In addition, for Fiscal 2015, the Company recognized a $22.8 million income tax benefit from the reversal of a portion of Spectrum Brands’ U.S. valuation allowance on deferred tax assets in connection with the acquisition of AAG.
See Note 18, Income Taxes, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for additional information.
Income (loss) from discontinued operations, net of tax. Income from discontinued operations, net of tax for Fiscal 2017 was $342.4 million compared to a loss from discontinued operations, net of tax of $101.5 million for Fiscal 2016. The $443.9 million increase was driven by a $389.2 million increase related to the Insurance Operations and a $95.5 million increase related to Spectrum Brands’ GBA business; offset by $40.8 million income from discontinued operations, net of tax related to Compass for Fiscal 2016. The $389.2 million increase related to the Insurance Operations was due to (i) a $304.4 million decrease in the write-down of the carrying value of the assets of businesses held for sale to fair value less cost to sell; (ii) $54.4 million increase in income attributable to the Insurance Operations; and (iii) reversal of the $15.2 million estimated alternative minimum tax liability established in Fiscal 2016 as a result of the Company’s current intent in Fiscal 2017 to exercise the 338 Tax Election which is not expected to result in a taxable gain; partially offset by income from discontinued operations from Compass of $40.8 million prior to the sale in Fiscal 2016. The $95.5 million increase attributable to the Consumer Products Segment was due to (i) cost improvements; (ii) decrease in interest expense allocated to discontinued operations from refinancing activity previously discussed; and (iii) and lower income tax expense driven by an incremental $25.5 million expense during the year ended September 30, 2016 to record a tax contingency reserve for a tax exposure in Germany where a local court ruled against our characterization of certain assets as amortizable under German tax law.
At September 30, 2017, the carrying value of the Company’s interest in FGL was $402.2 million higher than the estimated fair value less cost to sell of FGL. As a result, during Fiscal 2017, we recorded a $39.4 million write-down of assets of business held for sale in addition to the $362.8 million already recorded in Fiscal 2016 (mostly due to the increase in unrealized gains, net of offsets in FGL’s investment portfolio). The cumulative write-down could be partially reversed if the carrying value of FGL decreases in future reporting periods. If the FGL Merger is consummated, the amount of AOCI related to FGL will be recognized through (loss) income from discontinued operations on the statement of operations and could result in a gain from discontinued operations. In addition, at September 30, 2017, the carrying value of the Company’s interest in Front Street was $19.0 million higher than the fair value less cost to sell based on the sales price of Front Street and as a result, during Fiscal 2017, the Company recorded a $19.0 million write-down of assets of businesses held for sale.
The increase in net income attributable to the Insurance Operations of $54.4 million was driven primarily by the change in the fixed index annuity (“FIA”) present value of future credits and guarantee liability that decreased $172.9 million during Fiscal 2017 compared to an increase of $101.5 million for Fiscal 2016 due to the increase in longer duration risk free rates in the current period compared to a decrease in longer duration risk free rates in the prior period. Also contributing to the increase in net income attributable to the Insurance Operations was higher net investment income driven by higher assets under management. These increases were partially offset by credit-related impairment losses of $26.3 million on available-for-sale debt securities; higher amortization of intangibles and income tax expense; as well as lower operating income on Front Street’s reinsurance agreements with third parties and the established full valuation allowance against Front Street’s deferred tax assets during Fiscal 2017.
Loss from discontinued operations, net of tax was $101.5 million for Fiscal 2016 as compared to $194.1 million for Fiscal 2015. The $92.6 million decrease in loss from discontinued operations, net of tax was primarily driven by a decrease in loss attributable to Compass of $409.4 million and an increase in income from discontinued operations, net of tax of $22.0 million attributable to Spectrum Brands’ GBA business, offset by a decrease in income attributable to the Insurance Operations of $294.8 million.
The $409.4 million decrease in loss attributable to Compass was primarily due to a decrease of ceiling test impairments in Fiscal 2016 of $391.9 million year over year; a gain on sale of oil and gas properties of $105.6 million in Fiscal 2016; and $53.6 million gain on disposal of Compass; partially offset by a gain upon gaining control of an equity method investment of $141.2 million in Fiscal 2015. The $22.0 million decrease attributable to the Consumer Products Segment was due to (i) lowered income taxes due to the incremental tax contingency reserve previously discussed; (ii) offset by increased operating margins from cost improvements, lower integration and restructuring related charges, and product mix; and (iii) decrease in interest expense allocated to discontinued operations from refinancing activity previously discussed.
The decrease in income of $294.8 million attributable to the Insurance Operations was driven by the write-down of the carrying value of the assets of businesses held for sale to fair value less cost to sell of $362.8 million for Fiscal 2016; and the $15.2 million income tax expense recorded in Fiscal 2016 due to the effects of classifying the Company’s ownership interest in FGL as held for sale following the Anbang/FGL Merger Agreement; partially offset by $83.2 million increase in net income attributable to the Insurance Operations.
The increase in net income attributable to the Insurance Operations of $83.2 million was driven primarily by higher net investment income due to increased average assets under management and higher earned yields from repositioning activities, tender offer consideration and bond prepayment income; and higher insurance and investment product fees due to increases in rider fees on FIA policies and in cost of insurance charges on universal life policies. These increases were partially offset by higher amortization of intangibles and income tax expense.
Noncontrolling Interest. The net income attributable to noncontrolling interest reflects the share of the net income of our subsidiaries, which are not wholly-owned, attributable to the noncontrolling interest. Such amount varies in relation to such subsidiary’s net income or loss for the period and the percentage interest not owned by HRG.

Consumer Products Segment
Divestitures
The assets and liabilities associated with the GBA segment have been classified as held for sale and the respective operations have been classified as discontinued operations and reported separately for all periods presented. The exclusion of the GBA segment from the results of operations from continuing operations may have a significant impact on the comparability of consolidated results of operations. See Note 5, Divestitures, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for additional information on the assets and liabilities classified as held for sale and discontinued operations.
Acquisitions
The following acquisition activity has a significant impact on the comparability of the financial results of our Consumer Products segment:

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PetMatrix - On June 1, 2017, Spectrum Brands completed the acquisition of PetMatrix, a manufacturer and marketer of rawhide-free dog chews consisting primarily of the DreamBone® and SmartBones® brands. The results of PetMatrix’s operations are included in the Company’s Consolidated Statements of Operations for Fiscal 2017.

•
GloFish - On May 12, 2017, Spectrum Brands completed the acquisition of assets consisting of the GloFish branded operations, including transfer of the GloFish® brand, related intellectual property and operating agreements. The GloFish operations primarily consist of the development and licensing of fluorescent fish for sale through mass retail and online channels. The results of GloFish’s operations are included in the Company’s Consolidated Statements of Operations for Fiscal 2017.

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AAG - On May 31, 2015, Spectrum Brands completed the acquisition of AAG, a consumer products company consisting primarily of Armor All® branded appearance products, STP® branded performance chemicals, and A/C PRO® branded do-it-yourself automotive air conditioner recharge products. The results of AAG’s operations are included in the Company’s Consolidated Statements of Operations for Fiscal 2017, 2016 and 2015.

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Salix - On January 16, 2015, Spectrum Brands completed the acquisition of Salix, a vertically integrated producer and distributor of natural rawhide dog chews, treats and snacks. The results of Salix’s operations are included in the Company’s Consolidated Statements of Operations for Fiscal 2017, 2016 and 2015.

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European IAMS and Eukanuba - On December 31, 2014, Spectrum Brands completed the acquisition of Procter & Gamble’s European IAMS and Eukanuba, including its brands for dogs and cats. The results of the European IAMS and Eukanuba’s operations are included in the Company’s Consolidated Statements of Operations for Fiscal 2017, 2016 and 2015.

See Note 3, Acquisitions, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for additional information for further details regarding acquisition activity.
Spectrum Brands continually seeks to improve its operational efficiency, match the manufacturing capacity and product costs to market demand and better utilize its manufacturing resources. Spectrum Brands has undertaken various initiatives to reduce manufacturing and operating costs. The most significant of these initiatives are:

•	GAC Business Rationalization Initiatives, which began during the third quarter of Fiscal 2016 and anticipated to be incurred through September 30, 2018;

•	PET Rightsizing Initiative, which began during the second quarter of Fiscal 2017 and is anticipated to be incurred through September 30, 2018;

•	HHI Distribution Center Consolidation, which began during the second quarter of Fiscal 2017 and is anticipated to be incurred through September 30, 2018;

•	HHI Business Rationalization Initiatives, which began during the second quarter of Fiscal 2014 and was completed as of September 30, 2016; and

•	Global Expense Rationalization Initiatives, which began in the third quarter of Fiscal 2013 and was completed as of September 30, 2016.
See Note 4, Restructuring and Related Charges, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for additional information for further restructuring and related activity.
Presented below is a table that summarizes the results of operations of our Consumer Products segment and compares the amount of the change between the fiscal periods (in millions):

	Fiscal			Increase / (Decrease)
	2017	2016	2015	2017 compared to 2016	2016 compared to 2015
Net sales	$3,009.5	$3,029.4	$2,598.2	$(19.9)	$431.2
Cost of goods sold	1,833.5	1,791.7	1,619.7	41.8	172.0
Consumer products segment gross profit	1,176.0	1,237.7	978.5	(61.7)	259.2
Selling, acquisition, operating and general expenses	847.9	820.0	732.3	27.9	87.7
Operating income - Consumer Products segment	$328.1	$417.7	$246.2	$(89.6)	$171.5
Net sales. Net sales for Fiscal 2017 decreased $19.9 million, or 0.7%, to $3,009.5 million from $3,029.4 million for Fiscal 2016 as a result of the negative effect of foreign exchange rates of $4.3 million and decreases of organic net sales in global pet supplies products, home and garden control products and global auto care product lines. These decreases in net sales were partially offset by the effects of acquisitions of PetMatrix and GloFish during the year of $25.6 million and $2.5 million, respectively, and increases of organic net sales in the hardware and home improvement products. Organic net sales excludes the impact of foreign currency translation and acquisitions, and is considered a non-GAAP measurement (See “Non-GAAP Measures” section below for reconciliation of net sales to organic net sales).
Consolidated net sales by product line for each of those respective periods are as follows (in millions):

	Fiscal			Increase (Decrease)
Product line net sales	2017	2016	2015	2017 compared to 2016	2016 compared to 2015
Hardware and home improvement products	$1,276.1	$1,241.0	$1,205.5	$35.1	$35.5
Global pet supplies	793.2	825.7	758.2	(32.5)	67.5
Home and garden control products	493.3	509.0	474.0	(15.7)	35.0
Global auto care	446.9	453.7	160.5	(6.8)	293.2
Total net sales to external customers	$3,009.5	$3,029.4	$2,598.2	$(19.9)	$431.2

The following table details the principal components of the change in the Consumer Products segment net sales from Fiscal 2016 to Fiscal 2017 (in millions):

Net Sales
Fiscal 2016 Net sales	$3,029.4
Increase due to acquisitions	28.1
Increase in hardware and home improvement products	32.4
Decrease in global auto care	(6.5)
Decrease in home and garden control products	(15.7)
Decrease in global pet supplies	(53.9)
Foreign currency impact, net	(4.3)
Fiscal 2017 Net sales	$3,009.5
Net sales in hardware and home improvement products increased $35.1 million, or 2.8%, for Fiscal 2017 compared to Fiscal 2016, with an increase in organic net sales of $32.4 million, or 2.6%, mainly attributable to an increase in security and locksets of $28.7 million due to increases in NA of $39.5 million from the introduction of new products with key retailers, expansion in electronic based products, promotion sales in e-commerce channel, increased volumes with non-retail wholesale and builder channels, and the introduction of Tell product into retail channels; partially offset by reduction in LATAM sales of $11.1 million driven by the exit of lower margin business of $9.4 million. Plumbing increased $6.7 million due to increases in NA of $8.1 million from promotional sales volumes with retailers and e-commerce channels, plus the introduction of new products with key retailers. The increases were partially offset by decreases in hardware of $3.0 million due to exit of lower margin business.
Net sales in global auto care decreased $6.8 million, or 1.5%, for Fiscal 2017 compared to Fiscal 2016, with an organic sales decrease of $6.5 million, or 1.4%, primarily driven by decreased sales in auto appearance products of $6.7 million due to cooler and wet weather conditions and slowed point of sale (“POS”) during the summer months, and mass and auto retailer inventory reduction programs; partially offset by new product introductions.
Net sales and organic sales in home and garden control products decreased $15.7 million, or 3.1%, for Fiscal 2017 compared to Fiscal 2016, primarily attributable to decreases in repellent products and lawn and garden control products of $16.8 million and $3.6 million, respectively, primarily due to weather conditions decreasing seasonal inventory sales, a reduction in distribution due to retail inventory management programs, coupled with higher demand driven by Zika concerns in the prior year; partially offset by an increase in household insect control products of $4.7 million driven by stronger POS and volume growth with key retailers and the introduction of new products and increased market share with key retail partners.
Net sales in global pet supplies decreased $32.5 million, or 3.9%, for Fiscal 2017 compared to Fiscal 2016, with an organic net sales decrease of $53.9 million, or 6.5%. Net sales were negatively impacted by $7.1 million for customers returns attributed to the pet safety recall discussed above. Excluding the impact of the PetMatrix acquisition and product safety recall discussed above, companion animal sales decreased $37.0 million primarily due to a decrease in EMEA of $23.8 million from lower distribution and softer POS from increased competition and a reduction of $16.2 million for the acceleration of the exit of a pet food tolling agreement and a decrease in NA of $14.7 million from retail inventory reduction management programs, reduced listings and soft POS with pet specialty retailers, and low margin product exits of $5.2 million. Aquatic organic net sales decreased $9.8 million due to decreases in NA of $11.1 million from retail inventory reduction management programs and soft category POS with pet specialty retailers, partially offset by increases in EMEA of $2.1 million due to promotional sales offset by slower seasonal weather sales.
Net sales for Fiscal 2016 increased $431.2 million, or 16.6%, to $3,029.4 million from $2,598.2 million for Fiscal 2015. The increase was primarily due to the impact of the acquisitions in AAG, European IAMS and Eukanuba and Salix that accounted for $277.3 million, $44.2 million and $30.3 million, respectively, and the growth in organic net sales across hardware and home improvement products, home and garden control products, global auto care and global pet supplies. These increases were partially offset by the negative impact of foreign exchange of $23.7 million.

The following table details the principal components of the change in the Consumer Products segment net sales from Fiscal 2015 to Fiscal 2016 (in millions):

Net Sales
Fiscal 2015 Net sales	$2,598.2
Acquisition of AAG	277.3
Acquisition of European IAMS and Eukanuba	44.2
Acquisition of Salix	30.3
Increase in hardware and home improvement products	50.2
Increase in home and garden control products	35.1
Increase in global auto care	16.6
Increase in global pet supplies	1.2
Foreign currency impact, net	(23.7)
Fiscal 2016 Net sales	$3,029.4
Net sales in hardware and home improvement products increased $35.5 million, or 2.9%, for Fiscal 2016 compared to Fiscal 2015, with organic net sales increase of $50.2 million, or 4.2%, primarily attributable to an increase in the security and locksets category of $40.0 million due to an increase in POS, new product listings with key retail customers, increases in e-commerce volumes, and market growth with non-retail customers, partially offset by a $5.5 million decrease in sales with private label customers due to the transition in production of higher-margin branded products; an increase in plumbing products of $14.7 million from the introduction of new products and promotional sales with key retail customers. These increases were partially offset by a $3.7 million decrease in hardware products driven by a $22.8 million decrease for the expiration of a customer tolling agreement and planned exit of unprofitable business, mitigated by volume growth at existing retail and market expansion with non-retail customers in NA.
Net sales in home and garden control products increased $35.0 million, or 7.4%, for Fiscal 2016 compared to Fiscal 2015, with an organic net sale increase of $35.1 million, or 7.4%, primarily attributable to increases in repellent products growth of $15.7 million due to volume growth with key retailers and increased demand in response to the Zika virus; an increase in household insect control products of $10.3 million from volume growth with key retailers; and an increase in lawn and garden control products of $9.0 million due to an extended outdoor season due to warmer weather and early season retail shipments.
Net sales in global auto care increased $293.2 million for Fiscal 2016, including acquisition sales of $277.3 million. For the period of May 21, 2016 through September 30, 2016, organic net sales increased $16.6 million, or 10.3%, compared to the period of May 21, 2015 through September 30, 2015, primarily driven by increased sales volumes from refrigerant products and the introduction of private label products with a key customer.
Net sales in global pet supplies increased $67.5 million, or 8.9%, for Fiscal 2016 compared to Fiscal 2015, with organic net sales increase of $1.2 million, or 0.2%. Net sales were positively impacted by $74.5 million due to the acquisition of European IAMS and Eukanuba with $44.2 million and Salix with $30.3 million. Aquatic sales increased $1.1 million due to timing of prior year holiday shipments, partially offset with the exit of lower margin business. Excluding the impact of acquisitions, companion animal sales were consistent with prior year due to increased competition at key retailers, offset by growth with independent pet retailers, timing of promotional activity, and exiting of certain private label business.
Cost of goods sold / Consumer products segment gross profit. Consumer products segment gross profit, representing net consumer products sales minus consumer products cost of goods sold, decreased $61.7 million from $1,237.7 million for Fiscal 2016 to $1,176.0 million for Fiscal 2017. Gross profit margin for Fiscal 2017 decreased to 39.1% from 40.9% in Fiscal 2016 primarily due to a decrease in organic net sales, the pet safety recall and incremental costs and inefficiencies from the HHI and GAC restructuring initiatives discussed above.
Consumer products segment gross profit for Fiscal 2016 was $1,237.7 million compared to $978.5 million for Fiscal 2015. The increase in gross profit was primarily attributable to increase in net sales and gross profit margin. Gross profit margin for Fiscal 2016 increased to 40.9% from 37.7% in Fiscal 2015 primarily driven by the AAG acquisition, and a shift towards higher margin product sales and continuing cost improvements across segments.
Selling, acquisition, operating and general expenses. Selling, acquisition, operating and general expenses increased by $27.9 million, or 3.4%, to $847.9 million for Fiscal 2017, from $820.0 million for Fiscal 2016 due to an increase in selling and general and administrative expenses of $4.1 million primarily from the incremental expenses from the operations of acquired businesses during the year and costs associated with the pet recall previously discussed, increase in restructuring and related charges of $28.5 million primarily attributable to the HHI and GAC restructuring initiatives discussed above, and an increase in impairment charges of $16.3 million; offset by decreased acquisition and integration related charges of $18.5 million primarily from reduced integration costs from the GAC and HHI acquisitions.
Selling, acquisition, operating and general expenses increased by $87.7 million, or 12.0%, to $820.0 million for Fiscal 2016 from

$732.3 million for Fiscal 2015 due to an increase in selling and general and administrative expenses of $103.6 million due to increased net sales, prior year acquisitions and increased share based compensation of $16.2 million; partially offset by a decrease in acquisition and integration costs of $20.1 million and decreased restructuring and related charges of $4.3 million.

Corporate and Other Segment
Presented below is a table that summarizes the results of operations of our Corporate and Other segment and compares the amount of the change between the fiscal periods (in millions):

	Fiscal			Increase / (Decrease)
	2017	2016	2015	2017 compared to 2016	2016 compared to 2015
Corporate and Other segment revenues	$1.1	$8.9	$63.4	$(7.8)	$(54.5)

Cost of consumer products and other goods sold	—	—	30.9	—	(30.9)
Selling, acquisition, operating and general expenses	46.8	91.7	327.5	(44.9)	(235.8)
Total Corporate and Other segment operating costs and expenses	46.8	91.7	358.4	(44.9)	(266.7)
Operating loss - Corporate and Other segment	$(45.7)	$(82.8)	$(295.0)	$37.1	$212.2
Corporate and Other segment revenues. Presented below is a table that summarizes the Corporate and Other segment revenues by product line and compares the amount of the change between the fiscal periods (in millions):

	Fiscal			Increase / (Decrease)
Corporate and Other segment revenues	2017	2016	2015	2017 compared to 2016	2016 compared to 2015
Asset management	$1.1	$8.9	$22.2	$(7.8)	$(13.3)
Women’s apparel and related products	—	—	42.7	—	(42.7)
Inter-company eliminations	—	—	(1.5)	—	1.5
Corporate and Other segment revenues	$1.1	$8.9	$63.4	$(7.8)	$(54.5)
Asset Management
Revenues decreased $7.8 million to $1.1 million for Fiscal 2017 from $8.9 million for Fiscal 2016. This decrease was primarily driven by lower revenue generated by Salus as a result of the continued run-off of the remaining outstanding amount of Salus loans primarily attributable to paydowns on existing loans, coupled with the effect of the Company’s sale of its ownership interest in CorAmerica and the wind-down of the operations of EIC.
Revenues decreased $13.3 million to $8.9 million for Fiscal 2016 from $22.2 million for Fiscal 2015. This decrease was primarily driven by lower revenue generated by Salus as a result of the run-off of the remaining outstanding amount of Salus loans primarily attributable to paydowns on existing loans and a lack of new loan originations by Salus.
Women’s apparel and related products
Revenues from Women’s apparel and related products reported within the “Net sales” caption for Fiscal 2015 represent sales from FOH. FOH was deconsolidated in the third quarter of Fiscal 2015 following the declaration of bankruptcy by FOHG in April 2015. Following the completion of the bankruptcy of FOHG, such entities ceased to be subsidiaries of HRG.
Cost of goods sold. Cost of goods sold for Fiscal 2015 represents FOH cost of consumer products and other goods sold for Fiscal 2015.
Selling, acquisition, operating and general expenses. Presented below is a table that summarizes the Selling, acquisition, operating and general expenses of our Corporate and Other segment by product line, and compares the amount of the change between the fiscal periods (in millions):

	Fiscal			Increase / (Decrease)
Selling, acquisition, operating and general expenses	2017	2016	2015	2017 compared to 2016	2016 compared to 2015
Corporate	$40.4	$52.2	$103.9	$(11.8)	$(51.7)
Asset management	6.4	39.5	123.6	(33.1)	(84.1)
Women’s apparel and related products	—	—	100.0	—	(100.0)
Selling, acquisition, operating and general expenses - Corporate and Other segment	$46.8	$91.7	$327.5	$(44.9)	$(235.8)

Corporate
Selling, acquisition, operating and general expenses decreased $11.8 million to $40.4 million for Fiscal 2017 from $52.2 million for Fiscal 2016. The decrease was primarily due to a decrease in stock-based compensation expense of $8.6 million and payroll and bonus expenses, partially offset by severance costs related to headcount reduction and an increase in legal expenses related to the exploration and evaluation of strategic alternatives available to the Company with a view toward enhancing shareholder value.
Selling, acquisition, operating and general expenses decreased $51.7 million to $52.2 million for Fiscal 2016 from $103.9 million for Fiscal 2015. The decrease was primarily due to the absence in Fiscal 2016 of $34.1 million of severance costs associated with the departure of Philip Falcone, the Company’s former CEO, in December 2014 (the “Falcone Departure”) and other HRG employee departures; a decrease of $5.2 million in bonus and stock based compensation; and a decrease in overall overhead cost for Fiscal 2016 when compared to Fiscal 2015. The lower compensation expense was driven by fewer participants in HRG’s bonus pool, which was partially offset by higher performance-based bonuses for the remaining participants.
Asset Management
Selling, acquisition, operating and general expenses decreased $33.1 million to $6.4 million for Fiscal 2017 from $39.5 million for Fiscal 2016. The decrease in selling, acquisition, operating and general expenses reflect $10.7 million goodwill and intangibles impairment at CorAmerica for Fiscal 2016, as well as a decrease in impairments and loan loss provision expenses on the asset-based loan portfolio of $11.0 million. Also contributing to the decrease were the effects of the run-off of the Salus portfolio, the Company’s sale of its ownership interest in CorAmerica, and the wind-down of the operations of EIC.
Selling, acquisition, operating and general expenses decreased $84.1 million to $39.5 million for Fiscal 2016 from $123.6 million for Fiscal 2015. The decrease in selling, acquisition, operating and general expenses reflected lower impairments and bad debt expense, the run-off of the Salus portfolio, the effect of the Company’s sale of its ownership interest in CorAmerica and the wind-down of the operations of EIC. Impairments and bad debt expense for Fiscal 2016 were $23.5 million, which consisted of $12.8 million net increase to the provision for credit losses on Salus’ asset-based loan portfolio and goodwill impairment of $10.7 million at CorAmerica. Impairments and bad debt expense for Fiscal 2015 were $88.0 million, which was primarily due to impairments on the loan to RadioShack, a former borrower of Salus.
Women’s apparel and related products
Selling, acquisition, operating and general expenses for Fiscal 2015 were $100.0 million, including $60.2 million of impairments to goodwill and intangible assets due to a change in view of the strategic direction of FOH following the Falcone Departure during the first quarter of Fiscal 2015, which triggered goodwill and intangibles impairment tests, as well as costs related to the bankruptcy filing of FOHG during Fiscal 2015.

Non-GAAP Measurements
Our Consumer Products segment results contain non-GAAP metrics such as organic net sales and Adjusted EBITDA. While we believe organic net sales and Adjusted EBITDA are useful supplemental information, such adjusted results are not intended to replace the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”) or the GAAP financial results of our Consumer Products segment and should be read in conjunction with those GAAP results.
Organic Net Sales — Consumer Products
Organic net sales is defined as net sales excluding the effect of changes in foreign currency exchange rates and/or impact from acquisitions (where applicable). Spectrum Brands’ management believes this non-GAAP measure provides useful information to investors because it reflects regional and operating performance from Spectrum Brands’ activities without the effect of changes in currency exchange rate and/or acquisitions. Spectrum Brands uses organic net sales as one measure to monitor and evaluate their regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior comparative period. Net sales are attributed to the geographic regions based on the country of destination. Spectrum Brands excludes net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.
The following is a reconciliation of net sales to organic net sales for Fiscal 2017 compared to net sales for Fiscal 2016, and the net sales to organic net sales for Fiscal 2016 compared to Fiscal 2015, respectively:

Fiscal 2017	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2016	Variance	% Variance
Hardware and home improvement products	$1,276.1	$(2.7)	$1,273.4	$—	$1,273.4	$1,241.0	$32.4	2.6%
Global pet supplies	793.2	6.7	799.9	(28.1)	771.8	825.7	(53.9)	(6.5)%
Home and garden control products	493.3	—	493.3	—	493.3	509.0	(15.7)	(3.1)%
Global Auto care	446.9	0.3	447.2	—	447.2	453.7	(6.5)	(1.4)%
Total	$3,009.5	$4.3	$3,013.8	$(28.1)	$2,985.7	$3,029.4	$(43.7)	(1.4)%

Fiscal 2016	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2015	Variance	% Variance
Hardware and home improvement products	$1,241.0	$14.7	$1,255.7	$—	$1,255.7	$1,205.5	$50.2	4.2%
Global pet supplies	825.7	8.2	833.9	(74.5)	759.4	758.2	1.2	0.2%
Home and garden control products	509.0	0.1	509.1	—	509.1	474.0	35.1	7.4%
Global auto care	453.7	0.7	454.4	(277.3)	177.1	160.5	16.6	10.3%
Total	$3,029.4	$23.7	$3,053.1	$(351.8)	$2,701.3	$2,598.2	$103.1	4.0%
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP metric used by Spectrum Brands that Spectrum Brands’ management believes provides useful information to investors because it reflects ongoing operating performance and trends, excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods. It also facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also used for determining compliance with Spectrum Brands’ debt covenant. See Note 13, Debt, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for additional details.
EBITDA is calculated by excluding income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from our Consumer Products segment’s net income. Adjusted EBITDA further excludes: (1) stock-based compensation expense as it is a non-cash based compensation cost, see Note 20, Stock-based Compensation, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for further details; (2) acquisition and integration charges that consist of transaction costs from acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business, see Note 3, Acquisitions, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for further details; (3) restructuring and related charges, which consist of project costs associated with restructuring initiatives, see Note 4, Restructuring and Related Charges, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for further details; (4) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition (when applicable); (5) non-cash asset impairments or write-offs realized (when applicable); and (6) other adjustments as further discussed.
During Fiscal 2017, other adjustments consisted of estimated costs for a non-recurring voluntary recall of rawhide products (see Note 21, Commitments and Contingencies, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for further details), professional fees associated with non-acquisition based strategic initiatives of our Consumer Products segment and an adjustment for the devaluation of cash and cash equivalents denominated in Venezuelan currency. During Fiscal 2016, other adjustments consisted of the onboarding of a key executive and the involuntary transfer of inventory. During Fiscal 2015, other adjustments consisted of costs associated with the exiting of a key executive, coupled with onboarding a key executive, and an adjustment for the devaluation of cash and cash equivalents denominated in Venezuelan currency.

The table below shows a reconciliation of net income to Adjusted EBITDA for the Consumer Products segment (in millions):

	Fiscal
Reconciliation to reported net income:	2017	2016	2015
Reported net income - Consumer Products segment	$125.0	$281.1	$50.8
Interest expense	160.9	182.0	185.8
Income tax expense	37.3	(50.0)	5.6
Depreciation of properties	69.6	59.2	52.5
Amortization of intangibles	62.0	60.5	53.9
EBITDA - Consumer products segment	454.8	532.8	348.6
Stock-based compensation	47.7	57.2	41.0
Acquisition and integration related charges	15.6	34.1	54.2
Restructuring and related charges	60.4	14.0	19.5
Product Safety Recall	35.8	—	—
Write-off from impairment of intangible assets	16.3	2.7	—
Purchase accounting inventory adjustment	3.3	—	21.7
Venezuela devaluation	0.4	—	2.5
Other	4.9	0.6	6.1
Adjusted EBITDA - Consumer Products segment	$639.2	$641.4	$493.6
Our Consumer Products segment’s Adjusted EBITDA decreased $2.2 million, or 0.3%, to $639.2 million in Fiscal 2017 as compared to $641.4 million in Fiscal 2016 primarily driven by a (i) decrease of $5.3 million in home and garden control products due to lower sales volumes and incremental marketing costs, partially offset by product mix improvement and a (ii) decrease of $5.0 million in global auto care due to sales volumes and higher marketing costs for new product introductions, partially offset by improved product mix and pricing adjustments and a $12.8 million increase in the hardware and home improvements products due to increase in sales volumes and cost improvements. Adjusted EBITDA margin represented 21.2% of sales for both Fiscal 2017 and 2016.
Our Consumer Products segment’s Adjusted EBITDA increased $147.8 million, or 29.9%, to $641.4 million in Fiscal 2016 as compared to $493.6 million in Fiscal 2015 primarily driven by a (i) $106.1 million increase attributable to AAG operations; (ii) the improved profitability in hardware and home improvement products and home and garden control products due to higher sales, improved product mix and cost improvements that account for $29.9 million of the increase in Adjusted EBITDA; and (iii) an increase of $15.6 million in the global pet supplies product line primarily driven by the acquisition of Salix and European IAMS and Eukanuba. Adjusted EBITDA margin represented 21.2% of sales in Fiscal 2016 as compared to 19.0% in Fiscal 2015.

Liquidity and Capital Resources
HRG
HRG is a holding company. As of September 30, 2017, its liquidity needs are primarily for interest payments on the 7.875% Senior Secured Notes due 2019 (the “7.875% Notes”), the 7.75% Senior Notes due 2022 (the “7.75% Notes”) and the 2017 Loan (in total approximately $139.6 million per year), professional fees (including advisory services, legal and accounting fees), salaries, retention and benefits payments, office rent, pension expense, insurance costs and funding certain requirements of our insurance and other subsidiaries. HRG’s current source of liquidity is its cash, cash equivalents and investments, and distributions from our subsidiaries and available borrowings.
During Fiscal 2017, we received cash dividends of $68.5 million from our subsidiaries, including $56.3 million and $12.2 million from Spectrum Brands and FGL, respectively.
The ability of HRG’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions is subject to numerous factors, including restrictions contained in such subsidiary’s financing agreements, availability of sufficient funds in such subsidiary, applicable state laws and regulatory restrictions and the approval of such payment by such subsidiary’s Board of Directors, which must consider various factors. Furthermore, one or more of our subsidiaries may issue, repurchase, retire or refinance, as applicable, their debt and/or equity securities for a variety of purposes, including in order to, in the future, grow their business, pursue acquisition activities and/or manage their liquidity needs. Any such issuance may limit such subsidiary’s ability to make upstream cash distributions.
HRG’s liquidity may also be impacted by the capital needs of HRG’s subsidiaries and the ability of our subsidiaries to remain in compliance with the covenants governing their indebtedness. Such entities may require additional capital to acquire other businesses, maintain or grow their businesses, make payments on, or remain in compliance with the covenants governing their indebtedness, and/or make upstream cash distributions to HRG.

We expect our cash, cash equivalents and investments to continue to be a source of liquidity except to the extent they may be used to fund the capital needs of our subsidiaries. At September 30, 2017, HRG’s corporate cash, cash equivalents and investments were $93.0 million.
We expect that dividends from our subsidiaries along with our cash, cash equivalents and investments and available borrowings to exceed our expected cash requirements and to satisfy our interest obligations, and general administrative expenses for at least the next twelve months. Depending on a variety of factors, including the general state of capital markets, operating needs or business strategies, HRG and/or one or more of its subsidiaries may or may be required to raise additional capital through the issuance of equity, debt, or both. There is no assurance, however, that such capital will be available at that time, in the amounts necessary or on terms satisfactory to HRG or its subsidiaries. HRG would expect to service any additional debt through increasing the dividends we receive or disposing of certain of our holdings, but there can be no assurance that we will be able to do so. We may also seek to repurchase, retire or refinance, as applicable, all or a portion of, our indebtedness, or common stock through open market purchases, tender offers, negotiated transactions or otherwise.
HGI Energy
As of September 30, 2017, HGI Energy has indebtedness of an aggregate $92.0 million under notes issued by HGI Energy for which Front Street, a wholly-owned subsidiary of HRG, bears the economic risk (the “HGI Energy Notes”). The HGI Energy Notes carry interest of 1.5% payable semi-annually. HGI Energy’s assets at September 30, 2017 included $89.2 million of marketable securities owned by HGI Energy. HGI Energy has required, and may in the future require, additional capital to conduct its operations and pay interest on the HGI Energy Notes.
On May 8, 2017, the HGI Energy Notes were amended to (i) extend the stated maturity date from August 22, 2017 to the earlier of (x) June 30, 2018 and (y) five business days following the date of any occurrence of acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group, other than HRG or its subsidiaries, of common stock representing more than 50.0% of FGL’s issued an outstanding common stock and (ii) increase the rate of interest paid by the HGI Energy Notes from 0.7% to 1.5%, effective August 22, 2017.

Spectrum Brands
Spectrum Brands expects to fund its cash requirements, including capital expenditures, dividend, interest and principal payments due in Fiscal 2018 through a combination of cash ($168.2 million at September 30, 2017), cash flows from operations and $680.5 million available borrowings under the asset based lending Revolver Facility. Spectrum Brands expects its capital expenditures for Fiscal 2018 will be approximately $110.0 million to $120.0 million. Going forward, its ability to satisfy financial and other covenants in its senior credit agreements and senior unsecured indentures and to make scheduled payments or prepayments on its debt and other financial obligations will depend on its future financial and operating performance. There can be no assurances that its business will generate sufficient cash flows from operations or that future borrowings under Spectrum Brands’ debt agreements, including the Revolver Facility, will be available in an amount sufficient to satisfy its debt maturities or to fund its other liquidity needs.

FGL (Business Held for Sale)
FGL’s principal source of liquidity is dividends from Fidelity & Guaranty Life Holdings (“FGH”), whose liquidity is, in turn, principally based on dividends from its operating insurance company subsidiaries, FGL Insurance and FGL NY Insurance. FGL Insurance’s and FGL NY Insurance’s primary sources of liquidity are cash flows from insurance premiums and fees and investment income. FGL’s principal use of cash is to fund contractual benefit payments under their annuity and universal life products. FGL Insurance’s and FGL NY Insurance’s cash flows associated with collateral received from and posted with counterparties change as the market value of the underlying derivative contract changes. As the value of a derivative asset declines (or increases), the collateral required to be posted by their counterparties would also decline (or increase). Likewise, when the value of a derivative liability declines (or increases), the collateral FGL NY Insurance and FGL Insurance are required to post to their counterparties would also decline (or increase). FGH also maintains lines of credit and long-term debt financing, which provide liquidity but also require debt service.
FGL’s principal use of liquidity is to pay dividends to its stockholders, including HRG. Its ability to pay dividends is limited by regulatory and capital adequacy considerations and contractual limitations, including the FGL Merger Agreement, and other limitations applicable to its subsidiaries.

Front Street (Business Held for Sale)
Front Street’s liquidity needs consist primarily of supporting the capitalization of its reinsurance business. As of September 30, 2017, Front Street Cayman and Front Street Bermuda maintained regulatory capital in excess of their minimum requirements. Front Street Cayman’s reinsurance obligations are collateralized by the assets in the funds withheld accounts of ceding companies. Front Street Cayman does not expect to need additional liquidity in the near-term, but there can be no assurance that its capitalization or the funds withheld assets will be sufficient in the future to meet applicable regulatory requirements or its reinsurance obligations in the event of impairments in the funds withheld assets.

Discussion of Consolidated Cash Flows
Summary of Consolidated Cash Flows
Presented below is a table that summarizes the cash provided or used in our activities and the amount of the respective increases or decreases in cash provided or used from those continuing activities between the fiscal periods (in millions):

	Fiscal			Increase / (Decrease)
Net change in cash due to continuing operating activities:	2017	2016	2015	2017 compared to 2016	2016 compared to 2015
Consumer Products	$340.8	$461.7	$205.6	$(120.9)	$256.1
Corporate and Other	(185.7)	(187.6)	(151.8)	1.9	(35.8)
Net change in cash due to continuing operating activities	155.1	274.1	53.8	(119.0)	220.3
Net change in cash due to continuing investing activities	(349.2)	161.6	(1,035.2)	(510.8)	1,196.8
Net change in cash due to continuing financing activities	(282.5)	(727.0)	792.8	444.5	(1,519.8)
Effect of exchange rate changes on cash and cash equivalents	2.7	(1.4)	(29.7)	4.1	28.3
Net change in cash and cash equivalents in continuing operations	$(195.1)	$(178.0)	$(30.4)	$(17.1)	$(147.6)
Operating Activities
Cash provided by operating activities from continuing operations totaled $155.1 million for Fiscal 2017 as compared to $274.1 million for Fiscal 2016. The $119.0 million decline in cash provided by operating activities from continuing operations was the result of a $120.9 million decrease in cash provided by the Consumer Products segment primarily due to (i) cash invested in working capital of $118.6 million from reduced seasonal inventory volumes and operating inefficiencies driven by restructuring initiatives, and a one-time settlement payment to Stanley Black & Decker of $23.2 million, offset by incremental cash generated from Spectrum Brands’ operations of $5.1 million; (ii) an increase in cash paid for acquisition, integration and restructuring related activities of $39.2 million primarily for ongoing restructuring initiatives and integration of newly acquired businesses; (iii) an increase in corporate expenditures of $7.3 million for continued investment in shared service operations; and (iv) an increase in cash paid for income taxes of $2.1 million. Partially offsetting these cash outflows were: (i) a decrease in cash paid for interest of $53.4 million, excluding a non-recurring tender premium of $4.6 million for the redemption of the 6.375% Notes, due to a reduction in annualized interest costs from refinancing activities.
Cash provided by operating activities from continuing operations totaled $274.1 million for Fiscal 2016 compared to $53.8 million for Fiscal 2015. The $220.3 million improvement was primarily as a result of a $256.1 million increase in cash provided by the Consumer Products segment primarily due to: (i) incremental cash generated from the segment operations of $270.4 million due to growth in net sales, acquisitions and cost management initiatives, including cash contributed by working capital of $118.8 million, primarily from decreases of receivables and inventory due to working capital management initiatives; (ii) a decrease in cash paid for interest of $12.0 million, excluding a non-recurring tender premium of $15.6 million for the redemption of the 6.375% Notes, from a decrease in annualized interest costs; and (iii) a decrease in cash paid for income taxes of $19.0 million, which was partially offset by (a) an increase in cash paid for restructuring and acquisition, integration and restructuring activities of $25.9 million, primarily for integration of previously acquired businesses; and (b) increased payments towards corporate expenditures of $3.8 million due to increased compensation costs and investment in shared services. Partially offsetting these inflows was a $35.8 million increase in cash used by the Corporate and Other segment driven by $61.6 million cash received from the settlement of a purchase price adjustment with OMGUK during Fiscal 2015 discussed above.
Investing Activities
Cash used in investing activities from continuing operations was $349.2 million for Fiscal 2017 and was primarily related to acquisitions, net of cash acquired, of PetMatrix and GloFish by Spectrum Brands of $304.7 million and capital expenditures of

$77.8 million associated with incremental investment in capacity expansion and cost reduction projects, partially offset by cash proceeds from the net repayment of asset-based loans at Salus of $30.9 million.
Cash provided by investing activities from continuing operations during Fiscal 2016 was $161.6 million primarily driven by (i) $170.9 million of cash provided from the net repayment of asset-based loans; (ii) $35.1 million from the sale of our ownership interest in HC2; and (iii) $19.6 million proceeds from sale of assets. Partially offsetting these inflows were purchases of property, plant and equipment by Spectrum Brands of $61.0 million.
Cash used in investing activities from continuing operations during Fiscal 2015 was $1,035.2 million primarily driven by (i) $1,309.9 million used for Spectrum Brands’ acquisitions of AAG, Salix, European IAMS and Eukanuba and Tell; and the Company’s purchase of additional interest in Compass; (ii) $56.6 million of capital expenditures; and (iii) $24.0 million capital contribution to Front Street. Partially offsetting these outflows were (i) $282.9 million of cash provided from the net repayment of asset-based loans and (ii) $70.8 million of cash provided from the sale of investments.
Financing Activities
Cash used in financing activities from continuing operations during Fiscal 2017 was $282.5 million primarily related to (i) debt repayment of $251.9 million, including $129.7 million for the redemption of Spectrum Brands’ 6.375% Notes, $61.3 million for the extinguishment of Spectrum Brands’ Euro denominated term loan facility, $41.6 million of scheduled amortizing payments of debt by Spectrum Brands and $28.5 million of debt repayment by Salus; (ii) Spectrum Brands’ repurchases of their common stock and the purchase of the remaining non-controlling interest of Shaser of $252.5 million and $12.6 million, respectively; (iii) share-based award tax withholding payments of $40.8 million; and (iv) dividend paid by Spectrum Brands to noncontrolling interests of $39.9 million; partially offset by (i) proceeds, net of debt issuance costs, from the Revolver Facility and other notes by Spectrum Brands of $259.7 million and the 2017 Loan by HRG of $48.9 million and (ii) proceeds from the exercise of stock options of $6.5 million.
Cash used in financing activities from continuing operations was $727.0 million for Fiscal 2016 and was primarily related to the (i) $1,087.1 million repayment of debt primarily by Spectrum Brands and Salus; (ii) purchases of Spectrum Brands stock of $52.0 million; (iii) dividend paid by Spectrum Brands to noncontrolling interests of $37.3 million and (iv) share-based award tax withholding payments of $28.7 million, partially offset by new borrowing by Spectrum Brands under the 4.00% Notes, net of financing costs $475.1 million.
Cash provided by financing activities from continuing operations during Fiscal 2015 was $792.8 million primarily related to (i) the $3,660.3 million proceeds from issuance of debt, net of financing costs to fund certain acquisitions, organic growth and refinance debt with lower interest rates and (ii) the $281.0 million of cash provided by the issuance of Spectrum Brands common stock in relation to the funding for the acquisition of AAG. These inflows were offset by (i) the repayment of debt, including tender and call premiums of $3,034.1 million; (ii) $49.6 million used for the purchases of shares of Spectrum Brands as well as on additional interest in CorAmerica; (iii) payment of dividends by our partially owned subsidiaries to noncontrolling interest holders of $31.0 million; (iv) common stock repurchases of $22.2 million; and (v) share-based award tax withholding payments of $21.0 million.

Debt Financing Activities
At September 30, 2017, HRG and its subsidiaries were in compliance with their respective covenants under their respective debt documents. See Note 13, Debt, to our Consolidated Financial Statements included in Exhibit 99.6 of this report for additional information regarding the Company and its subsidiaries’ debt activities during Fiscal 2017.

Contractual Obligations
The following table summarizes our contractual obligations from continuing operations as of September 30, 2017 and the effect such obligations are expected to have on our liquidity and cash flow in future periods (in millions) and excludes certain other obligations that have been reflected on our Consolidated Balance Sheets as of September 30, 2017 included in this report.

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	Thereafter
Contractual obligations of business held for use:
Debt, excluding capital lease (a)	$5,602.2	$155.1	$895.2	$2,230.9	$2,321.0
Interest payments, excluding capital lease (a)	1,590.5	315.4	555.2	440.0	279.9
Capital lease (b)	199.7	6.3	15.2	17.5	160.7
Operating lease (c)	110.5	25.9	38.6	20.2	25.8
Employee benefit (d)	41.3	3.4	7.5	7.8	22.6
Letters of credit (e)	11.7	11.7	—	—	—
Total contractual obligations of business held for use	$7,555.9	$517.8	$1,511.7	$2,716.4	$2,810.0
Contractual obligations of businesses held for sale:
Annuity, universal life, and long-term products (f)	$35,683.3	$2,573.6	$4,921.4	$4,894.5	$23,293.8
Debt, excluding capital lease	415.1	114.6	0.5	300.0	—
Interest payments, excluding capital lease	78.7	20.7	38.9	19.1	—
Capital lease	58.9	7.7	13.5	11.8	25.9
Operating lease	44.8	9.8	16.3	11.9	6.8
Employee benefit	91.0	7.7	16.8	17.8	48.7
Letters of credit	—	—	—	—	—
Total contractual obligations of businesses held for sale	$36,371.8	$2,734.1	$5,007.4	$5,255.1	$23,375.2
At September 30, 2017, our Consolidated Balance Sheets included $34.6 million of reserves for uncertain tax positions. It is not possible to predict or estimate the timing of payments for these obligations and, accordingly, they are not reflected in the above table.

(a)	For more information concerning debt, see Note 13, Debt, to our Consolidated Financial Statements.

(b)	Spectrum Brands’ capital lease payments due by fiscal year include executory costs and imputed interest.

(c)	For more information concerning operating leases, see Note 14, Leases, to our Consolidated Financial Statements.

(d)
Employee benefit obligations represent the sum of our estimated future minimum required funding for our qualified defined benefit plans based on actuarially determined estimates and projected future benefit payments from our unfunded postretirement plans. For additional information about our employee benefit obligations, see Note 17, Employee Benefit Obligations, to our Consolidated Financial Statements.

(e)	Consists of standby letters of credit that back the performance of certain entities under various credit facilities, insurance policies and lease arrangements.

(f)
Consists of projected payments through the year 2030 that the Insurance operations is contractually obligated to pay to annuity, universal life, and long-term care policyholders. The payments are derived from actuarial models which assume a level interest rate scenario and incorporate assumptions regarding mortality and persistency, when applicable. These assumptions are based on historical experience, but actual amounts will differ.

Off-Balance Sheet Arrangements
Throughout our history, we have entered into indemnifications in the ordinary course of business with our customers, suppliers, service providers, business partners and in connection with the purchase and sale of assets, securities and businesses. Additionally, we have indemnified our directors and officers who are, or were, serving at our request in such capacities. Although the specific terms or number of such arrangements is not precisely quantifiable, we do not believe that future costs associated with such arrangements will have a material impact on our financial position, results of operations or cash flows.

Seasonality
On a consolidated basis, our financial results are approximately equally weighted between quarters, however, sales of certain product categories within our Consumer Products segment tend to be seasonal. Sales in hardware and home improvement products increase during the spring and summer construction period (our third and fourth fiscal quarters). Sales in global pet supplies products remain fairly consistent throughout the year with little variations. Sales in home and garden control products and global auto care typically peak during the first six months of the calendar year (our second and third fiscal quarters) due to customer seasonal purchasing patterns and timing of promotional activities.

Information about our net sales by quarter as a percentage of annual net sales during the last three fiscal years was as follows:

Percentage of Annual Net Consumer Products Sales	Fiscal
Fiscal Quarter Ended	2017	2016	2015
First Quarter	20%	20%	17%
Second Quarter	25%	26%	24%
Third Quarter	29%	30%	30%
Fourth Quarter	26%	24%	29%

Recent Accounting Pronouncements Not Yet Adopted
See Note 2, Significant Accounting Policies and Practices and Recent Accounting Pronouncements to our Consolidated Financial Statements included in Exhibit 99.6 of this report for information about recent accounting pronouncements not yet adopted.

Critical Accounting Policies and Estimates
The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. We believe the following accounting policies are critical to an understanding of our financial statements. The application of these policies requires management’s judgment and estimates in areas that are inherently uncertain. Actual results could differ materially from those estimates. Except for the matter discussed below, there have been no material changes to the critical accounting policies and estimates.
General
Assets Held for Sale and Discontinued Operations
The Company reports a business as held for sale when the criteria of ASC Topic 360, Property, Plant and Equipment (“ASC 360”) are met. A business classified as held for sale is recorded at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount of the business exceeds its estimated fair value less cost to sell, a loss is recognized. Assets and liabilities related to a business classified as held for sale are segregated in the current and prior balance sheets in the period in which the business is classified as held for sale. Transactions between the business held for sale and businesses held for use that are expected to continue to exist after the disposal are not eliminated to appropriately reflect the continuing operations and balances held for sale. If a business is classified as held for sale after the balance sheet date but before the financial statements are issued or are available to be issued, the business continues to be classified as held and used in those financial statements when issued or when available to be issued.
The Company reports the results of operations of a business as discontinued operations if a disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the business is sold or classified as held for sale, in accordance with ASC 360 and ASU No. 2014-08, Presentation of Financial Statements (Topic 2015) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). The results of discontinued operations are reported in “Income (loss) from discontinued operations, net of tax” in the accompanying Consolidated Statements of Operations for current and prior periods commencing in the period in which the business meets the criteria of a discontinued operation, and include any gain or loss recognized on closing or adjustment of the carrying amount to fair value less cost to sell. Transactions between the businesses held for sale and businesses held for use that are expected to continue to exist after the disposal are not eliminated to appropriately reflect the continuing operations and balances held for sale.
The guidance above does not apply to oil and gas properties that are accounted for using the full-cost method of accounting as prescribed by the U.S. SEC (Regulation S-X, Rule 4-10, Financial Accounting and Reporting for Oil and Gas Producing Activities Pursuant to the Federal Securities Laws and the Energy Policy and Conservation Act of 1975) unless the disposal represents all or substantially all of a full cost pool as a discontinued operation. As discussed in Note 5, Divestitures, on July 1, 2016, the Company entered into an agreement to sell all of its remaining oil and gas interests. Consequently, the Company’s investments in oil and gas properties have been reclassified as discontinued operations.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income in the period that includes the enactment date. The Company has the ability and intent to recover in a tax-free manner assets (or liabilities) with book/tax basis differences for which no deferred taxes have been provided, in accordance with ASC Topic 740, Income Taxes.
Additionally, taxing jurisdictions could retroactively disagree with our tax treatment of certain items, and some historical transactions have income tax effects going forward. Accounting guidance requires these future effects to be evaluated using current laws, rules and regulations, each of which can change at any time and in an unpredictable manner.
In accordance with ASC Topic 740, we establish valuation allowances for deferred tax assets when, in our judgment, we conclude that it is more-likely-than-not that the deferred tax assets will not be realized. We base these judgments on projections of future income, including tax-planning strategies, by individual tax jurisdiction. Changes in industry and economic conditions and the competitive environment may impact the accuracy of our projections. In accordance with ASC Topic 740, during each reporting period, we assess the likelihood that our deferred tax assets will be realized and determine if adjustments to our valuation allowance are appropriate. As a result of this assessment, as of September 30, 2017, our consolidated valuation allowance was $946.7 million. Increase or decreases in our of valuation allowances has had and could have a significant negative or positive impact on our current and future earnings. In Fiscal 2017, 2016 and 2015, we recorded a net expense (benefit), respectively, due to changes in valuation allowances of $81.5 million, $(65.0) million and $180.3 million, respectively. Additionally, our ability to use NOLs and other tax carryforwards could also be adversely affected if the respective companies were deemed to have an “ownership change” within the meaning of Sections 382 and 383 of the Code. An ownership change is generally defined as a greater than 50% increase in equity ownership by “5% shareholders” (as that term is defined for purposes of Sections 382 and 383 of the Code) in any three-year period. We experienced ownership changes in 2013 and in the years prior, which have limited the utilization of a portion of their NOL carryforwards and other carryforward tax attributes.
We prepare and file tax returns based on our interpretation of tax laws and regulations. Our tax returns are subject to examination by various taxing authorities and may result in future tax and interest assessments. For financial reporting purposes, we apply the accounting guidance for uncertain tax positions under ASC Topic 740 which prescribes a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. A reserve for uncertain tax positions is established for those positions that are determined to not be more likely than not of being sustained upon examination based on their technical merits. Our unrecognized tax benefits totaled $20.9 million and $16.5 million as of September 30, 2017 and 2016, respectively. See further discussion in Note 18, Income Taxes, to our Consolidated Financial Statements included in Exhibit 99.6 of this report.
Loss Contingencies
Loss contingencies are recorded as liabilities when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The outcome of existing litigation, the impact of environmental matters and pending or potential examinations by various taxing or regulatory authorities are examples of situations evaluated as loss contingencies. Estimating the probability and magnitude of losses is often dependent upon management’s judgment of potential actions by third parties and regulators. It is possible that changes in estimates or an increased probability of an unfavorable outcome could materially affect our business, financial condition or results of operations.
The establishment of litigation, regulatory and environmental reserves requires judgments concerning the ultimate outcome of pending claims against us and our subsidiaries. In applying judgment, management utilizes opinions and estimates obtained from outside legal counsel to apply the appropriate accounting for contingencies. Accordingly, estimated amounts relating to certain claims have met the criteria for the recognition of a liability. Other claims for which a liability has not been recognized are reviewed on an ongoing basis in accordance with accounting guidance. A liability is recognized for all associated legal costs as incurred. Liabilities for litigation settlements, regulatory matters, environmental settlements, legal fees and changes in these estimated amounts may have a material impact on our financial position, results of operations or cash flows.
See further discussion in Note 21, Commitments and Contingencies, to our Consolidated Financial Statements.
Goodwill, Intangible Assets and Other Long-Lived Assets
Our goodwill, intangible assets and tangible fixed assets are held at historical cost, net of depreciation and amortization, less any provision for impairment. Intangible and tangible assets with determinable lives are amortized or depreciated on a straight line basis over estimated useful lives.
On an annual basis, or more frequently if triggering events occur, we compare the estimated fair value of our reporting units to the carrying value to determine if potential goodwill impairment exists. If the fair value of a reporting unit is less than its carrying value, an impairment loss, if any, is recorded for the difference between the fair value of the reporting unit goodwill and its carrying value. The estimated fair value represents the amount at which a reporting unit could be bought or sold in a current transaction between willing parties on an arms-length basis. In estimating the fair value of the reporting unit, we use a discounted cash flows methodology, which requires us to estimate future revenues, expenses, and capital expenditures and make assumptions about our weighted average cost of capital, and perpetuity growth rate, among other variables. We tested the aggregate estimated fair value of our consumer products reporting units for reasonableness by comparison to Spectrum Brands’ total market capitalization, which includes both its equity and debt securities.

In addition to goodwill, we have indefinite-lived intangible assets that consist of acquired tradenames. On an annual basis, or more frequently if triggering events occur, we compare the estimated fair value of the identified trade names to the carrying value to determine if potential impairment exists. If the fair value is less than its carrying value, an impairment loss is recorded for the excess. The fair value of indefinite-lived intangible assets is determined using an income approach, the relief from royalty methodology, which requires us to make estimates and assumptions about future revenues, royalty rates, and the discount rate, among others.
We also review other definite-lived intangible assets and tangible fixed assets for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. If such indicators are present, the Company performs undiscounted cash flow analyses to determine if impairment exists. The asset value would be deemed impaired if the undiscounted cash flows expected to be generated by the asset did not exceed the carrying value of the asset. If impairment is determined to exist, any related impairment loss is calculated based on fair value.
A considerable amount of judgment and assumptions is required in performing the impairment tests, principally in determining the fair value of each reporting unit and assets subject to impairment testing. While we believe that our judgments and assumptions are reasonable, different assumptions could change the estimated fair value and therefore, additional impairment changes could be required. The Company is subject to financial statement risk in the event that business or economic conditions unexpectedly decline and impairment is realized.
Spectrum Brands has reporting units that are also consistent with Spectrum Brands’ product categories: hardware and home improvement, global pet supplies, home and garden, and global auto care. The fair value of hardware and home improvement, global pet supplies, home and garden and global auto care categories, which are also Spectrum Brands’ reportable segments, exceeded their carrying value by 93.2%, 38.6%, 352.3% and 12.4%, respectively.
During Fiscal 2016, Spectrum Brands recognized $2.7 million impairment on indefinite life intangible assets due to the reduction in value over certain tradenames in response to changes in management’s strategy.
During Fiscal 2017, Spectrum Brands recognized $16.3 million impairment on indefinite life intangible assets due to the reduction in value over certain tradenames in response to changes in management’s strategy.
There were no triggering events identified during the year that would require the need for an impairment test over Spectrum Brands’ definite-lived assets.
During the third quarter of Fiscal 2016, the Company determined that sufficient indicators of potential impairment existed to require an interim goodwill impairment analysis for the CorAmerica reporting unit. The Company estimated the fair value of the CorAmerica reporting unit using the income approach. Management’s estimate of implied fair value of goodwill was zero and, consequently, resulted in a goodwill impairment charge of $10.7 million. The goodwill impairment charge was reflected in “Selling, acquisition, operating and general expenses” on the accompanying Consolidated Statements of Operations.
Effective April 19, 2015, FOHG filed for bankruptcy. Following the completion of the bankruptcy of FOHG, such entities ceased to be subsidiaries of HRG. We recorded an impairment charge of $10.7 million related to FOHG during Fiscal 2016.
See Note 2, Significant Accounting Policies and Practices and Recent Accounting Pronouncements, and Note 11, Goodwill and Intangibles, net, to our Consolidated Financial Statements for more information about our asset impairment determinations.
Pensions
The Company recognizes amounts on the consolidated financial statements related to defined benefit pension plans using a September 30 measurement date. The accounting for these plans requires us to recognize the overfunded and/or underfunded status of each pension plan (i.e. the estimated present value of future benefits, net of plan assets) on the consolidated statement of financial position. The determination of the estimated present value of future benefits includes several important assumptions, particularly around discount rates, expected returns on plan assets, and retirement and mortality rates.
The Company’s discount rate assumptions are based on the interest rate of high-quality corporate bonds, with appropriate consideration of our plans’ participants’ demographics and benefit payment terms. For the year ended September 30, 2017, the Company used discount rates ranging from 1.1% to 7.5%. The Company believes the discount rates used are reflective of the rates at which pension benefits could be effectively settled. If interest rates decline resulting in a lower discount rate, our pension liability will increase along with the related pension expense and required funding contributions.
The Company’s expected return on plan assets assumptions are based on our expectation of long-term average rates of return on assets in the pension funds, which reflect both the current and projected asset mix of the funds and consider the historical returns earned on the fund. If the actual rates of return are lower than we assume, our future pension expense and required funding contributions may increase. Actual returns above the assumed level could decrease future pension expense and lower the amount of required funding contributions. For the year ended September 30, 2017, the Company used an expected return on plan assets of 1.1% to 7.0%. If plan assets decline due to poor market performance, the Company’s pension liability will increase along with increasing pension expense and required funding contributions may increase.
The Company reviews its actuarial assumptions on an annual basis and makes modifications based on current rates and trends when appropriate. Based on the information provided by independent actuaries and other relevant sources, the Company believes that the assumptions used are reasonable; however, changes in these assumptions could impact our financial position, results of operations or cash flows in the future. See Note 17, Employee Benefit Obligations, to our Consolidated Financial Statements included in Part IV - Item 15. Exhibits, Financial Statements and Schedules for further discussion of our employee benefit plans.
Restructuring and Related Charges
Restructuring charges include, but are not limited to, termination and related costs consisting primarily of one-time termination benefits such as severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by us, include, but are not limited to, other costs directly associated with exit and relocation activities, including impairment of property and other assets, departmental costs of full-time incremental employees, and any other items related to the exit or relocation activities. Costs for such activities are estimated by us after evaluating detailed analyses of the costs to be incurred.
Liabilities from restructuring and related charges are recorded for estimated costs of facility closures, significant organizational adjustments and measures undertaken by us to exit certain activities. Costs for such activities are estimated by us after evaluating detailed analyses of the costs to be incurred. Such liabilities could include amounts for items such as severance costs and related benefits (including settlements of pension plans), lease termination payments and any other items directly related to the exit activities. Impairment of property, plant and equipment and other current or long-term assets as a result of restructuring related initiatives are recognized as a reduction of the appropriate asset.
Restructuring and related charges associated with manufacturing and related initiatives are reported in cost of goods sold. Restructuring and related charges reflected in cost of goods sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives and other costs directly related to the restructuring initiatives implemented. Restructuring and related charges associated with administrative functions are reported in operating expenses, such as initiatives impacting sales, marketing, distribution or other non-manufacturing related functions. Restructuring and related charges reflected in operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the administrative functions and other costs directly related to the initiatives implemented.
While the actions are carried out as expeditiously as possible, restructuring and related charges are estimates. Changes in estimates resulting in an increase to or a reversal of a previously recorded liability may be required as we execute a restructuring plan. See Note 4, Restructuring and Related Charges, to our Consolidated Financial Statements for further discussion of our restructuring initiatives and related costs.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk
Market Risk Factors
Market risk is the risk of the loss of fair value resulting from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, commodity prices and equity prices. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying financial instruments are traded.
Through Spectrum Brands, we have market risk exposure from changes in interest rates, foreign currency exchange rates, and commodity prices. Spectrum Brands uses derivative financial instruments to mitigate the risk from such exposures, when appropriate. While we or our subsidiaries may enter into derivative contracts to attempt to manage a portion of an underlying market risk, we or our subsidiaries may not be successful managing the intended risk and/or we or our subsidiaries may reduce or eliminate such arrangements at any time.
Interest Rate Risk
A portion of Spectrum Brands’ debt bears interest at variable rates. If market interest rates increase, the interest rate on Spectrum Brands’ variable rate debt will increase and will create higher debt service requirements, which would adversely affect Spectrum Brands’ cash flow and could adversely impact its results of operations. Spectrum Brands also has bank lines of credit at variable interest rates. The general levels of United States, Canadian and European Union interest rates, London Interbank Offered rate, Canadian Dollar Offered rate and Euro Interbank Offered Rate affect interest expense. Spectrum Brands periodically uses interest rate swaps to manage such risk. The net amounts to be paid or received under interest rate swap agreements are accrued as interest rates change, and are recognized over the life of the swap agreements as an adjustment to interest expense from the underlying debt to which the swap is designated. The related amounts payable to, or receivable from, the contract counterparties are included in accrued liabilities or accounts receivable.
At September 30, 2017, the Company had $1,357.9 million, or 23.4%, of its total debt subject to variable interest rates, the majority related to Spectrum Brands’ Term Loans of $1,303.2 million. After inclusion of $300.0 million of Spectrum Brands’ interest rate swaps expiring in May 2020 fixing a portion of the variable rate debt, $1,057.9 million, or 18.2% of our consolidated debt is subject to variable rates. Assuming an increase to market rates of 1.0% as of September 30, 2017, the Company would incur an increase to interest expense of $10.8 million.
At September 30, 2017, the potential change in fair value of Spectrum Brands’ outstanding interest rate derivative instruments assuming a 1 percent decline in interest rates would be a loss of $8.3 million. The net impact on reported earnings, after also including the effect of the change on one year’s underlying interest rate exposure on Spectrum Brands’ variable rate Term Loan would be a net loss of $1.2 million.
Foreign Exchange Risk
Spectrum Brands is subject to risk from sales and loans to and from its subsidiaries as well as sales to, purchases from and bank lines of credit with, third-party customers, suppliers and creditors, respectively, denominated in foreign currencies. Foreign currency sales and purchases are made primarily in Euro, Pounds Sterling, Mexican Pesos, Canadian Dollars, Australian Dollars and Brazilian Reals. Spectrum Brands manages its foreign exchange exposure from such sales, accounts receivable, intercompany loans, firm purchase commitments, accounts payable and credit obligations through the use of naturally occurring offsetting positions (borrowing in local currency), forward foreign exchange contracts, foreign exchange rate swaps and foreign exchange options. The related amounts payable to, or receivable from, the counter-parties are included in accounts payable or accounts receivable.
At September 30, 2017, Spectrum Brands had $570.7 million equivalent of debt denominated in foreign currencies. Other than Spectrum Brands Canadian-denominated term loan and Euro-denominated 4.00% Notes in the equivalent of $59.0 million and $500.9 million, respectively, recorded in a U.S. Dollar functional entity, the remaining debt is recorded in countries with the same functional currency as the debt. The foreign currency exposure from the Canadian Dollar-denominated term loans are substantially offset by Canadian Dollar-denominated intercompany loan receivables recorded in a U.S. Dollar functional entity and the 4.00% Notes are held as a net investment hedge of the translation of the Company’s net investment in Euro-denominated subsidiaries.
As of September 30, 2017, the potential change in fair value of outstanding foreign exchange derivative instruments of Spectrum Brands, assuming a 10% unfavorable change in the underlying exchange rates, would be a loss of $13.1 million. The net impact on reported earnings, after also including the effect of the change in the underlying foreign currency-denominated exposures, would be a net gain of $1.0 million.
Commodity Price Risk
Spectrum Brands is exposed to fluctuations in market prices for purchases of brass used in their manufacturing processes. Spectrum Brands uses commodity swaps and calls to manage such risk. The maturity of, and the quantities covered by, the contracts are closely correlated to the anticipated purchases of the commodities. The cost of calls is amortized over the life of the contracts and recorded in cost of goods sold, along with the effects of the swap and call contracts. The related amounts payable to, or receivable from, the counter-parties are included in accounts payable or accounts receivable.
As of September 30, 2017, the potential change in fair value of outstanding commodity price derivative instruments of Spectrum Brands, assuming a 10% decline in the underlying commodity prices, would be a loss of $0.7 million. The net impact on reported earnings, after also including the reduction in cost of one year’s purchases of the related commodities due to the same change in commodity prices, would be a net gain of $0.7 million.